Exhibit 99.1

FOR IMMEDIATE RELEASE

NICOLET BANKSHARES, INC. ANNOUNCES SECOND QUARTER 2016 EARNINGS

•	$3.3 million net income, 23% higher than first quarter 2016, 11% above comparable 2015 quarter
•	$5.9 million net income for first half 2016, compared to $6.0 million for first half 2015
•	Earnings per diluted common share of $0.39 for second quarter and $0.91 for first half of 2016
•	$31.61 book value per common share, up 30% over March 31, 2016
•	8.38% tangible common equity to tangible assets
•	Merger with Baylake Corp. consummated April 29, 2016, increasing assets to $2.3 billion

Green Bay, Wisconsin, July 19, 2016 – Nicolet Bankshares, Inc. (NASDAQ: NCBS) (“Nicolet”) announces second quarter 2016 net income of $3.3 million, and net income available to common shareholders of $0.39 per diluted common share, compared to $2.9 million and $0.66, respectively, for second quarter 2015. Compared to first quarter 2016 net income of $2.7 million, second quarter 2016 net income compares favorably, considering the second quarter includes two months of combined operating results following the Baylake Corp. (“Baylake”) merger and a one-time $1.7 million lease termination charge ($1.1 million after tax) related to a Nicolet branch closure concurrent with the merger, and both quarters each carry $0.4 million direct non-recurring merger and integration expenses ($0.3 million after tax each quarter).

For the six months ended June 30, 2016, net income was $5.9 million and earnings per diluted common share were $0.91, compared to $6.0 million and $1.36, respectively, for the first half of 2015.

“Our second quarter results and work efforts are dominated by our merger with Baylake,” said Bob Atwell, Chairman and CEO of Nicolet. “The operational integration is substantially completed, and the cultural integration is moving rapidly. Our continued focus over the next several quarters will be to take care of the customer and realize cost savings, both resulting in additional shareholder value.”

“Our stock performance has also been on a positive trajectory,” Atwell commented. “We continue to see higher daily trading volume in our stock since our entrance on the Nasdaq market in late February. Our June 30, 2016 closing stock price of $38.08 was 24% higher than a year ago, and represented a 1.20 multiple of our book value per share.”

“We are very pleased with the early realization progress of the fundamental objectives of this merger – stronger earnings, stronger capital, and greater efficiency,” said Atwell. “It is not easy to combine two organizations of similar size, but it is very gratifying to see the results unfold.”

The merger of Nicolet and Baylake was consummated on April 29, 2016. On May 2, the system integration was completed and Baylake branches opened as Nicolet branches, nearly doubling the Bank’s footprint to 42 branches. Pursuant to the agreed upon terms, Nicolet issued 0.4517 shares of its common stock for each outstanding share of Baylake common stock, assumed Baylake’s outstanding equity awards, and paid cash in lieu of fractional shares. As a result, the total consideration to Baylake shareholders was approximately $164 million, consisting of the issuance of 4.34 million shares of Nicolet common stock valued at $37.58 per share and $1.2 million value for equity awards. Based upon estimated fair values, Nicolet added assets of $1.0 billion, loans of $0.7 billion, deposits of $0.8 billion, $17 million of core deposit intangible, and $66 million of goodwill at the time of the merger.

At June 30, 2016, total assets were $2.3 billion (up $1.0 billion over March 31, 2016), loans were $1.6 billion (up $0.7 billion), and deposits were $1.9 billion (up $0.8 billion) with a majority of the increases attributed to the Baylake merger.

Although elevated from March 31, 2016, asset quality metrics remained strong at June 30, 2016, with nonperforming assets to total assets at 1.21% (up from 0.39% at March 31), and annualized net charge offs to average loans were 0.05% for the six months ended June 30, 2016. The allowance for loan losses to loans declined to 0.70% (from 1.18% at March 31) as a result of recording the Baylake loan portfolio at fair value with no carryover of its allowance for loan losses at the time of the merger. The provision for loan losses remained at $450,000 for second quarter 2016 given no significant changes in asset quality levels in the underlying pre-merger Nicolet loan portfolio, bringing the 2016 year-to-date provision to $0.9 million which exceeded net charge offs of $0.3 million.

Total capital was $228.5 million at June 30, 2016, comprised of $12.2 million preferred and $216.3 million common equity. Common equity increased $169.8 million since March 31, 2016, largely due to new common stock issued in connection with the Baylake merger. Book value per common share was $31.61, 30% higher than at March 31, 2016, with outstanding shares growing from 4.2 million shares to 8.6 million shares over the same quarter. Tangible common equity to tangible assets was 8.38% at June 30, compared to 7.88% at March 31, 2016.

Preferred stock dividends, which impact net income available to the common shareholders, were $274,000 for second quarter 2016 compared to $112,000 for the first quarter of 2016. The annual dividend rate on the preferred stock moved from 1% to 9% on March 1, 2016 in accordance with its contractual terms, thus increasing the dividends in the second quarter.

About Nicolet Bankshares, Inc.

Nicolet Bankshares, Inc. is the bank holding company of Nicolet National Bank, a growing, full-service, community bank providing services ranging from commercial and consumer banking to wealth management and retirement plan services. Founded in Green Bay in 2000, Nicolet National Bank operates branches in Northeast and Central Wisconsin and the upper peninsula of Michigan. More information can be found at www.nicoletbank.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the federal securities law. Statements in this release that are not strictly historical are forward-looking and based upon current expectations that may differ materially from actual results. These forward-looking statements, identified by words such as “will”, “expect”, “believe” and “prospects”, involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statement made herein. These risks and uncertainties include, but are not limited to, general economic trends and changes in interest rates, increased competition, regulatory or legislative developments affecting the financial industry generally or Nicolet specifically, changes in consumer demand for financial services, the possibility of unforeseen events affecting the industry generally or Nicolet specifically, the uncertainties associated with newly developed or acquired operations and market disruptions. Nicolet undertakes no obligation to release revisions to these forward-looking statements publicly to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

Nicolet Bankshares, Inc.

Consolidated Financial Summary (Unaudited)

	At or for the Three Months Ended			Year to Date
(In thousands, except per share data)	6/30/2016	3/31/2016	6/30/2015	6/30/2016	6/30/2015
Results of operations:
Interest income	$18,351	$12,429	$11,531	$30,780	$24,275
Interest expense	1,885	1,690	1,818	3,575	3,559
Net interest income	16,466	10,739	9,713	27,205	20,716
Provision for loan losses	450	450	450	900	900
Net interest income after provision for loan losses	16,016	10,289	9,263	26,305	19,816
Gain (loss) on sale or writedown of assets, net	100	(5)	740	95	951
Other noninterest income	6,270	3,883	4,154	10,153	8,013
Noninterest expense	17,519	10,018	9,724	27,537	19,526
Income before income taxes	4,867	4,149	4,433	9,016	9,254
Income tax expense	1,545	1,449	1,463	2,994	3,171
Net income	3,322	2,700	2,970	6,022	6,083
Net income attributable to noncontrolling interest	65	46	35	111	68
Net income attributable to Nicolet Bankshares, Inc.	3,257	2,654	2,935	5,911	6,015
Preferred stock dividends	274	112	61	386	122
Net income available to common equity	$2,983	$2,542	$2,874	$5,525	$5,893
Earnings per common share:
Basic	$0.41	$0.61	$0.72	$0.97	$1.47
Diluted	0.39	0.57	0.66	0.91	1.36
Common Shares:
Basic weighted average	7,257	4,182	4,007	5,720	4,019
Diluted weighted average	7,629	4,456	4,366	6,042	4,338
Outstanding	8,599	4,204	3,966	8,599	3,966
Period-End Balances:
Loans	$1,560,557	$888,708	$883,302	$1,560,557	$883,302
Allowance for loan losses	10,947	10,530	9,723	10,947	9,723
Investment securities available-for-sale, at fair value	362,630	174,470	159,687	362,630	159,687
Total assets	2,256,785	1,244,035	1,185,276	2,256,785	1,185,276
Deposits	1,894,235	1,081,472	999,939	1,894,235	999,939
Common equity	271,776	102,415	89,468	271,776	89,468
Stockholders’ equity	283,976	114,615	113,868	283,976	113,868
Book value per common share	31.61	24.36	22.55	31.61	22.55
Average Balances:
Loans	$1,372,866	$885,037	$878,753	$1,128,951	$883,794
Earning assets	1,761,273	1,127,171	1,079,455	1,444,222	1,089,148
Total assets	1,971,341	1,226,365	1,178,752	1,598,863	1,189,349
Deposits	1,645,962	1,065,249	1,011,757	1,355,605	1,026,659
Interest-bearing liabilities	1,367,736	880,229	853,768	1,123,983	866,620
Common equity	216,280	100,507	89,749	158,393	88,956
Stockholders’ equity	228,480	112,707	114,149	170,593	113,356
Financial Ratios:
Return on average assets	0.66%	0.87%	1.00%	0.74%	1.02%
Return on average common equity	5.55	10.17	12.84	7.01	13.36
Average equity to average assets	11.59	9.19	9.68	10.67	9.53
Net interest margin	3.82	3.87	3.67	3.84	3.89
Stockholders’ equity to assets	12.58	9.21	9.61	12.58	9.61
Net loan charge-offs to average loans (annualized)	0.01	0.10	0.12	0.05	0.11
Nonperforming loans to total loans	1.56	0.50	0.48	1.56	0.48
Nonperforming assets to total assets	1.21	0.39	0.44	1.21	0.44
Allowance for loan losses to loans	0.70	1.18	1.10	0.70	1.10